Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT ("Agreement"), dated as of October 23, 2009, by and among WEBSTER BANK, NATIONAL ASSOCIATION, with a place of business at 80 Elm Street, New Haven, Connecticut 06510-2011 ("Lender") and MICROFLUIDICS INTERNATIONAL CORPORATION, a Delaware corporation with a place of business at 30 Ossipee Road, Newton, MA 02464 (“MIC”), MICROFLUIDICS CORPORATION, a Delaware corporation with a place of business at 30 Ossipee Road, Newton, MA  02464 (“MC” and MIC and MC are collectively the "Borrower").

Borrower has requested that Lender extend to Borrower a revolving line of credit in the principal amount of up to $1,000,000.00.  Lender is willing to so provide such credit, but only on the terms and subject to the conditions contained in this Agreement.

NOW, THEREFORE, in consideration of these premises and the covenants and agreements herein contained, Borrower and Lender do each hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1                      Defined Terms.  The following capitalized terms are used in this Agreement with the respective meanings set forth in this Section.  Terms defined in the singular shall have the same meaning when used in the plural, and vice versa.

"Account Debtor" means any Person who is or may become obligated to Borrower on or under a Receivable.

"Affiliate" means any Person:  (1) that, directly or indirectly, controls, is controlled by, or is under common control with Borrower; (2) that is an officer, or director of Borrower or of any Person that, directly or indirectly, controls, is controlled by, or is under common control with Borrower, together with, successors, and assigns; and (3) any trust of which any of the foregoing Persons is a settlor, trustee, or beneficiary.  For the purposes of this definition, the term "control" means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; and "controlled" shall have the meaning correlative thereto.

"Agreement" means this Loan Agreement, as amended, supplemented, or modified and in effect from time to time.

"Borrower" means Microfluidics International Corporation and its Subsidiaries listed on Schedule I hereto.

"Borrowing Base" means, at the relevant time of reference, an amount determined by Lender by reference to the most recent Borrowing Base Certificate delivered to Lender which is equal to the sum of (i) 90% of Insured Foreign Accounts Receivable; (ii) 75% of Uninsured Foreign Accounts Receivable approved by Lender and (iii) 80% of all other Eligible Accounts Receivable provided that Lender reserves the right to modify the above advance rates and eligibility criteria if Borrower’s billing practices change in any material respect and upon one business day notice to Borrower of such modifications to the Borrowing Base hereunder.

"Borrowing Base Certificate" shall have the meaning set forth in Section 5.8(d) of this Agreement.

"Borrowing Request" shall have the meaning set forth in Section 2.2(a) of this Agreement.

"Business Day" means a day other than a Saturday, Sunday, or other day on which banks in the State of Connecticut are required or authorized by law to be closed.

"Capital Lease" means any capital lease, conditional sales contract or other title retention agreement relating to the purchase or acquisition of assets that in accordance with GAAP is required or permitted to be depreciated or amortized on Borrower's consolidated balance sheets.

"Collateral" means all property of Borrower now or hereafter subject to the Liens granted in the Security Documents.

"Commitment" means with respect to the Revolving Loan, Lender's commitment to make Revolving Advances to Borrower pursuant to Section 2.1 of this Agreement in an outstanding aggregate principal amount not to exceed at any time $1,000,000.00.

"Compliance Certificate" shall have the meaning set forth in Section 5.8(a) of this Agreement.

"Contaminant" means any pollutants, hazardous or toxic substances or wastes or contaminated materials including but not limited to oil and oil products, asbestos, asbestos containing materials, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, flammables, explosives, radioactive materials, laboratory wastes, biohazardous wastes, chemicals, elements, compounds or any other materials and substances (including materials, substances or things which are composed of or which have as constituents any of the foregoing substances), which are or may be subject to regulation under, or the Release of which or exposure to which is prohibited, limited or regulated under any Environmental Law.

"Credit Availability" means, at the relevant time of reference, the dollar amount equal to the lesser of (a) the Borrowing Base and (b) the Commitment, less, in each case, the sum of the aggregate outstanding principal amount of all Revolving Advances.

"Debt" means, as applied to any Person:  (1) indebtedness or liability of such Person for borrowed money, or with respect to refundable deposits or refundable advances of any kind; (2) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (3) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (4) all obligations of such Person for the deferred purchase price of property or services (other than trade debt payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade debt was due); (5) all obligations of such Person as lessee under Capital Leases; (6) current liabilities of such Person in respect of unfunded vested benefits under any Plan; (7) obligations of such Person under letters of credit, bankers acceptances, or comparable arrangements; (8) obligations of such Person arising under acceptance facilities; (9) all obligations of such Person under guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person to purchase, to provide funds for payment, to supply funds to invest in any Persons, or otherwise to assure a creditor against loss; (10) all obligations of such Person (or of any other party) secured by any Lien on any of such Person's assets or property, whether or not the obligations have been assumed, and (11) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements.

"Default" means an event or condition the occurrence or existence of which, with the lapse of time or the giving of a required notice, or both, would, unless cured or waived, become an Event of Default.

"Default Rate" shall have the meaning set forth in Section 2.8(b) of this Agreement.

"Drawdown Date" means, as applicable, the date on which any Revolving Advance is made, extended or renewed.

"EBITDA" - shall have the meaning set forth in Section 7.3(c) of this Agreement.

"Eligible Accounts Receivable" means, at the time of calculation, bona fide outstanding Receivables of Borrower which satisfy all of the following requirements:

(A)           It is owing to Borrower and is subject to a validly perfected security interest in favor of Lender having priority over any and all other liens or encumbrances thereon, other than any liens permitted under this Agreement;

(B)           It arises from the sale or lease of goods by Borrower or the rendering of services by Borrower which have been shipped, delivered or performed to or for an Account Debtor (i) on an absolute sale basis and not on consignment, on approval, or on a sale or return basis or subject to any other repurchase or return agreement or credit addback and (ii) on an open receivable basis, which is not evidenced by chattel paper or an instrument of any kind; provided, that in any case,  no material part of the subject goods or services has been returned, rejected, lost or damaged, and the Account Debtor is not, insolvent, or the subject of any bankruptcy or insolvency proceeding of any kind; and provided further that Receivables arising from pallet charges or other non-trade Receivables shall not be considered Eligible Accounts Receivable;

(C)           It is a valid, legally enforceable obligation of the Account Debtor thereunder and is not and, to the knowledge of Borrower is not expected to be, subject to any offset, counterclaim or, in the opinion of Lender, contra or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder; provided, that if it is subject to any such offset, defense, or claim, it shall be ineligible only to the extent of such offset, defense or claim;

(D)           It is subject to no lien or security interest whatsoever (including purchase money security interests), except for the security interest of Lender hereunder and liens or security interests which have been expressly subordinated to the security interest of Lender in form and substance satisfactory to Lender or liens permitted by this Agreement;

(E)           It is evidenced by an invoice or other proof of delivery in form acceptable to Lender;

(F)           It has not remained unpaid for a period exceeding ninety (90) days after the date of invoice;

(G)           It is not owing from an Account Debtor from whom 25% or more of the amounts owing Borrower have remained unpaid for a period exceeding ninety (90) days from the date of invoice;

(H)           It does not arise out of transactions with an employee, officer, director, Affiliate, or Subsidiary of Borrower [other than those set forth on Schedule 1(H);

(I)           It is not an account with respect to which the Account Debtor is the United States of America or any department, agency or instrumentality thereof unless Borrower assigns its right to payment of such account to Lender pursuant to, and in compliance with, the Assignment of Claims Act of 1940, as amended;

(J)           It is not an account with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, or West Virginia (or any other state or province that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state or province), unless Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other state or province, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state or province offices, as appropriate, for the then-current year, or is exempt from such filing requirement; and

(K)           It is not a Receivable owing from an Account Debtor whose aggregate Receivables exceed 25% of Borrower's total Receivables at the relevant time of reference (to the extent of such excess); and

(L)           Lender has not determined in its sole discretion that it is not an Eligible Account Receivable.

In addition, Lender reserves the right to modify any or all of the requirements under Eligible Accounts Receivables if Borrower’s billing practices change in any material respect and upon one (1) business day notice to Borrower of such modification.

In the event of any dispute as to whether a Receivable is or has ceased to be an Eligible Accounts Receivable, the decision of Lender (using Lender's reasonable credit judgment) shall control.

"Enforcement Action" means any action, proceeding or investigation (administrative or judicial, civil or criminal) instituted or threatened by the U.S. Environmental Protection Agency, or any other federal, state or local governmental agency related to any alleged or actual violation of any Environmental Law with respect to any property owned or leased by any of Borrower and/or any business conducted thereon by Borrower, including, but not limited to, actions seeking remediation, the imposition or enforcement of liability pursuant to any Environmental Law and compliance with any Environmental Law.  Enforcement Action shall also include any similar actual or threatened action by any private party pursuant to any Environmental Law.

"Environmental Laws" means any and all present and future:  federal, state, and local laws, statutes, ordinances, rules, and regulations, relating to protection of human health and the environment from Contaminants including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act, as amended (CERCLA), 42 USC §9601 et seq.; the Resource Conservation and Recovery Act, as amended (RCRA), 42 USC §6901 et seq.; the Clean Air Act, as amended, 42 USC §7401 et seq.; the Federal Water Pollution Control Act, as amended (including but not limited to as amended by the Clean Water Act), 33 USC §1251 et seq.; The Toxic Substances Control Act, as amended (TSCA), 15 USC §2601 et seq.; the Emergency Planning and Community Right-to-Know Act (also known as SARA Title III), as amended (EPCRA), 42 USC §11001 et seq.; the Safe Drinking Water Act, as amended, 42 USC §300(f) et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, as amended (FIFRA), 7 USC §136 et seq.; the Occupational Safety and Health Act, as amended (OSHA), 29 USC §651 et seq.; the Endangered Species Act, as amended, 16 USC §1531 et seq.; the National Environmental Policy Act, as amended (NEPA), 42 USC §4321 et seq.; the Rivers and Harbors Act of 1899 33 USC §401 et seq.; state and local laws, rules and regulations similar to or addressing similar matters as the foregoing federal laws; laws, rules and regulations governing underground or above-ground storage tanks; laws, rules and regulations imposing liens for response costs or costs of other remediation, whether or not those liens have a higher priority than existing liens; laws, rules and regulations conditioning transfer of property upon a form of negative declaration or other approval of a Governmental Authority of the environmental condition of a property; laws, rules and regulations requiring the disclosure of conditions relating to Contaminants in connection with transfer of title to or interest in property law; laws, rules and regulations requiring notifying of any government entity with regard to a Release of any Contaminant; conditions or requirements imposed in connection with any permits; government orders and demands and judicial orders pursuant to any of the foregoing; laws, rules and regulations relating to the Release, use, treatment, storage, disposal, transportation, transfer, generation, processing, production, refining, control, management, or handling of Contaminants; and any and all other laws, rules, regulations, guidance, guidelines and common law of any governmental entity relating to the protection of human health or the environment from Contaminants.  The reference in this paragraph to state laws specifically includes, but is not limited to, the applicable laws of the State of Connecticut.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

"ERISA Affiliate" means any trade or business (whether or not incorporated) which, together with Borrower, would be treated as a single employer under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended.

"Event of Default" means any of the events specified in Section 9.1 of this Agreement.

"GAAP" means, when used in Article 7 hereof, generally accepted accounting principles in the United States as in effect from time to time, applied on a consistent basis and consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, consistently applied from year to year.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

“GSP” means Global Strategic Partners, LLC, a Delaware limited liability company.

“GSP Subordinated Debt” means the “Subordinated Debt”, as such term is defined in the Subordination Agreement.

“GSP Subordinated Debt Documents” means the “Subordinate Loan Documents” as such term is defined in the Subordination Agreement.

"Head Office" means the office of Lender at 80 Elm Street, New Haven, Connecticut.

“Insured Eligible Foreign Accounts Receivable” means an Receivable which meets all of the criteria of Eligible Accounts Receivable as set forth above and is from an Account Debtor located outside the United States and satisfies the following additional requirements: (i) the subject goods shall have been shipped after receipt, by Borrower from the Account Debtor, of (a) an irrevocable letter of credit, which letter of credit shall have been issued or confirmed by a financial institution acceptable to Lender and shall be in form and substance acceptable to Lender and shall be transferred, assigned or otherwise made payable to Lender in form and substance satisfactory to Lender, or (b) credit insurance in form and substance and issued by an insurer satisfactory to Lender, and (ii) the Receivable shall be payable in the full amount of the face value of the Receivable in United States dollars.

“Intellectual Property Agreements” means the Trademark Collateral Assignment and Security Agreement, the Patent Collateral Assignment and Security Agreement and the Domain Name Collateral Assignment and Security Agreement by and between Borrower and Lender and dated as of the date hereof.

"Lender" means Webster Bank, National Association or any successors or assigns thereof.

"Lender Parties" means that term as defined in Section 10.5(b).

“LIBOR” means, as applicable to any LIBOR Advance, a fluctuating rate of interest (rounded upward, if necessary, to the nearest 1/32 of one percent) which can change on each London Banking Day.  The rate will be adjusted on each London Banking Day and will be as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of thirty (30) days, which appears on the Telerate page 3750 as of 11:00 a.m. London time on such London Banking Day, provided, that, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO page on that service for the purpose of displaying such rates), as of 11:00 a.m. (London Time), on such London Banking Day.

If both the Telerate and Reuters system are unavailable, then the rate for that banking day will be determined on the basis of the offered rates for deposits in U.S. dollars for a period of thirty (30) days which are offered by four major banks in the London interbank market at approximately 11:00 a.m. London time, on such London Banking Day as selected by the Bank.  The principal London office of each of the four major London banks will be requested to provide a quotation of its U.S. dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rate quoted for loans in U.S. dollars to leading European banks for a period of thirty (30) days offered by major banks in New York City at approximately 11:00 a.m. New York City time, on such London Banking Day.   In the event Bank is unable to obtain any such quotation as provided above, it will be deemed that LIBOR pursuant to a LIBOR Advance cannot be determined.

In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of Bank then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.”

"LIBOR Advance" means any Revolving Advance which shall at all times bear interest at the per annum rate equal to the LIBOR Rate.

"LIBOR Rate" means, at any time of reference, a per annum rate equal to LIBOR plus Five Fifty Hundred (550) basis points per annum.

"Lien" means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute, or contract, and including but not limited to the security interest lien arising from a security agreement, mortgage, encumbrance, pledge, collateral assignment, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes.

"Loans" means the Revolving Loan.

"Loan Documents" means all credit accommodations, notes, loan agreements, and any other agreements and documents, now or hereafter existing, creating, evidencing, securing or relating to any or all of the Obligations, together with all amendments, modifications, renewals or extensions thereof, including without limitation, this Agreement, the Revolving Note, the Security Documents, the Subordination Agreement, the Intellectual Property Agreements and all other promissory notes, guaranties, mortgages, security documents, deeds to secure debt, deeds of trust, pledges, assignments, contracts, negative pledges, powers of attorney, environmental indemnity agreements, landlord waivers, trust account agreements, and written matters, whenever executed and delivered to Lender, with respect to the transactions contemplated by this Agreement.

“London Banking Day” means a day other than Saturday or Sunday on which dealings in deposits in U.S. dollars are transacted in the London interbank market.”

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, properties, financial condition of the Borrower, taken as a whole, (b) the validity or enforceability of this Agreement or any of the other Loan Documents (c) the rights or remedies of Lender hereunder or under any of the other Loan Documents or (d) the ability of Borrower to perform its Obligations hereunder or under any of the other Loan Documents.

"Maturity Date" means October 22, 2010.

“Minimum Cash Balance” means that term as defined in Section 7.2.

"Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding five plan years made or accrued an obligation to make contributions.

"Note" means the Revolving Note.

"Obligations" means any and all obligations and indebtedness owing by Borrower to Lender and/or to any of Lender's direct and indirect affiliates and subsidiaries, under the Loan Documents, of every kind and description, now or hereafter existing, whether or not such debts or obligations are primary or secondary, direct or indirect, absolute or contingent, sole, joint or several, secured or unsecured, due or to become due, contractual or tortious, arising by operation of law, by overdraft, or otherwise, including without limitation, all principal, interest, fees, expenses, reasonable attorneys' fees and costs, and/or allocated reasonable fees and costs of Lender's legal counsel, that have been or may hereafter be contracted or incurred.

"Payment Date" means the date on which any payment of principal or interest is due.

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

"Permitted Liens" means those Liens permitted pursuant to Section 6.8 hereof.

“Permitted Debt” means Debt permitted pursuant to Section 6.9 hereof.

"Person" means a human being, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated association, organization, joint venture, institution, Governmental Authority, or other entity of any nature whatsoever.

"Plan" means any plan established, maintained, or to which contributions have been made by Borrower or any ERISA Affiliate for the benefit of any of their employees.

"Prohibited Transaction" means any transaction set forth in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended from time to time.

"Receivable" or "Receivables" means the right to payment for goods sold or leased or for services rendered by Borrower.

"Release" means any spilling, leaking, migrating, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment of any Contaminant.

"Reportable Event" means any of the events set forth in Section 4043 of ERISA.

"Revolving Loan" has the meaning set forth in Section 2.1(b) of this Agreement.

"Revolving Advance" means that term as defined in Section 2.1(a) of this Agreement.

"Revolving Note" means that term as defined in Section 2.1(b) of this Agreement.

"Security Agreement" means the Security Agreement between Lender and Borrower of even date herewith.

"Security Documents" means the Security Agreement, and all other documents, contracts, assignments, instruments and the like now or hereafter securing the Loans.

"Senior Funded Debt" means that term as defined Section 7.3(d) of this Agreement.

"Senior Funded Debt Ratio" shall have the meaning set forth in Section 7.2 of this Agreement.

"Solvent" means, as to any Person, that such Person on a particular date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts and they become absolute and matures, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

"Subordinated Note" means the Convertible Debenture dated November 14, 2008, as amended, by Borrower in favor of GSP in the original principal amount of $5,000,000.

"Subordination Agreement" means the Subordination Agreement, of near or event date herewith, among Lender and GSP and assented to by Borrower.

"Subsidiary" means any Person of which Borrower directly or indirectly through one or more intermediaries (i) owns shares of stock having ordinary voting power to elect a majority of the Board of Directors (or equivalent managing body) of such Person (irrespective of whether at the time stock of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), or (ii) owns more than 50% of any other equity or ownership interest in such Person; or (iii) controls the management of such Person.

"UCC" means the Uniform Commercial Code as in effect in the State of Connecticut from time to time.

“Un-insured Eligible Foreign Accounts Receivable” means a Receivable which (i) meets all of the criteria of Eligible Accounts Receivable as set forth above; (ii) is from an Account Debtor located outside the United States or Canada; (iii) the Account Debtor does not have an irrevocable letter of credit, or credit insurance in form and substance and issued by an insurer satisfactory to Lender, (iv) is payable in the full amount of the face value of the Receivable in United States dollars; and (v) has not been determined by Lender to be ineligible;

Section 1.2                      Terms Generally.  The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require.  Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, unless otherwise set forth herein.

ARTICLE 2.

AMOUNT AND TERMS OF THE LOANS

A.           THE LOANS

Section 2.1                      The Revolving Loan.

(a)           Subject to the terms and conditions set forth in this Agreement, Lender agrees to make advances (each a "Revolving Advance" and collectively "Revolving Advances") to Borrower from time to time on any Business Day during the period from the date of this Agreement up to, but not including, the Maturity Date; provided, that at no time shall the aggregate outstanding principal balance of all Revolving Advances  exceed the lesser of (i) the Borrowing Base or (ii) the Commitment.  Subject to the limits of this Agreement, Borrower may borrow, pay, prepay (pursuant to Section 2.9(a) below), and re-borrow under this Section 2.1.

(b)           All Revolving Advances shall be evidenced by, and repaid with interest in accordance with, a single promissory note of Borrower in the form of Exhibit A attached hereto, duly completed, executed, and delivered to Lender, in the principal amount of up to One Million Dollars ($1,000,000.00), dated the date of this Agreement, and payable to Lender on the Maturity Date if not sooner demanded in accordance with this Agreement (such promissory note is referred to herein as the "Revolving Note").  Borrower hereby authorizes Lender to record on the Revolving Note or in its internal computerized records the amount of each Revolving Advance  and of each payment of principal received by Lender on account of the loans evidenced by the Revolving Note (individually, a "Revolving Loan" and collectively, the "Revolving Loans"), which recordation shall, in the absence of manifest error, be conclusive as to the outstanding principal balance of the Revolving Loan and shall be considered correct and binding on Borrower provided, that the failure to make such recordation with respect to any Revolving Advance or payment shall not limit or otherwise affect the obligations of Borrower under this Agreement or the Revolving Note and provided further that with respect to each recordation Lender shall provide Borrower with notice of such recordation and Borrower shall have thirty (30) days from the date of receipt of such notice to contest such recordation.   For purposes of this Section 2.1(b), Lender shall be deemed to have given Borrower notice upon Lender’s delivery to Borrower of a monthly statement indicating the amounts owed by Borrower to Lender as of the date of such statement.

Section 2.2                      Notice and Manner of Borrowing; Conversion or Continuation of Interest Rate

(a)           Borrower shall give Lender irrevocable notice by telecopy or otherwise in writing of its request that Lender make a Revolving Advance (each a “Borrowing Request”) not later than 11:00 a.m. Connecticut time on the Drawdown Date thereof.  Notice received by Lender after 11:00 a.m. Connecticut time shall be loaned against by Lender on the next Business Day after the proposed Drawdown Date.   Subject to the fulfillment of the applicable conditions set forth in Article 3 hereof, Lender will make the Revolving Advance in immediately available funds by crediting the amount thereof to Borrower's account with Lender not later than the close of business on the Drawdown Date, or if applicable, the next Business Day thereafter.

Section 2.3                      Excess Advances.  If at any time the aggregate outstanding principal amount of the Revolving Advances exceeds the applicable Borrowing Base, Borrower shall immediately pay an amount equal to such excess to Lender for application against outstanding Revolving Advances.

Section 2.4                      Method of Payment.  Borrower shall make each payment due under this Agreement and under the Revolving Note to Lender at its Head Office or any other office of Lender not later than 1:00 P.M., Hartford, Connecticut time, on the date when due in lawful money of the United States in immediately available funds.  Borrower hereby authorizes Lender to charge from time to time (including without limitation at any time which any amount is due under this Agreement) any amount due under this Agreement or the Revolving Note, including without limitation principal, interest, fees and charges, against any account of Borrower with Lender.  Whenever any payment to be made under this Agreement or under the Revolving Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest.

Section 2.5                      Use of Proceeds. The proceeds of the Revolving Loan shall be used for general corporate purposes and to support working capital needs.

Section 2.6                      Fees.  On or before the date on which this Agreement becomes effective, the Borrower shall pay Lender a non-refundable facility fee (the “Facility Fee”) equal to $10,000.

B.	INTEREST RATE, LATE PAYMENT PROVISIONS, CONTINUATIONS AND CONVERSIONS

Section 2.7                      Interest Rates.

(a)           Pre-default Rates.  During the period from the date made through and including the date of payment in full, each Revolving Advance shall bear interest on the outstanding principal amount thereof at the LIBOR Rate.  Interest shall be due and payable as set forth in the Revolving Note.

(b)           Default Interest. Notwithstanding the foregoing, at all times following the occurrence of an Event of Default, and thereafter during the continuation of an Event of Default or after maturity or judgment, interest on all Loans, and interest on all payments of interest that are not paid when due, after the lapse of any cure, grace or notice period, shall accrue at a floating rate per annum equal to two hundred basis points (2.0%) above the applicable rate for each of the Loans (the "Default Rate").

(c)           Calculation of Interest, Interest Rate Changes.  Interest on the Loans shall be calculated on the basis of a 360 day year and the actual number of days elapsed.

(d)           Lawful Interest. It being the intent of the parties that the rate of interest and all other charges to Borrower be lawful, if for any reason the payment of a portion of interest, fees or charges as required by this Agreement would exceed the limit established by applicable law which a commercial lender such as Lender may charge to commercial borrowers such as Borrower, then the obligation to pay interest or charges shall automatically be reduced to such limit and, if any amounts in excess of such limits shall have been paid, then such amounts shall be applied to the principal amount of the Obligations or refunded so that under no circumstances shall interest or charges required hereunder exceed the maximum rate allowed by law, as aforesaid.

(e)           Late Charges.  Borrower shall pay an amount equal to five (5%) percent of any payment of principal or interest which is not paid within ten (10) days of date due (excluding any principal amount and interest due upon the Maturity Date or by reason of any acceleration upon the occurrence and during the continuation of an Event of Default).

Section 2.8                      Repayments and Prepayments.  Borrower may, at its option, repay any Revolving Advance at any time and from time to time, without premium or penalty, in whole or in part, on the following conditions. In the case of repayments in full, in connection with a termination of the Commitments, Borrower shall pay all accrued and unpaid interest, all fees, charges, costs, expenses and other amounts then due under any of the Revolving Advances.  Borrower shall repay the Revolving Loan, including any accrued and unpaid interest upon the earlier of (a) acceleration by Lender in accordance with the terms of this Agreement, or (b) the Maturity Date.

Section 2.9                      Additional Costs.

In the event that applicable law, treaty or regulation or directive from any government, governmental agency or regulatory authority enacted after the date hereof, or any change therein or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) enacted after the date hereof from any central bank or government, governmental agency or regulatory authority, shall:

(i)           subject Lender to any tax of any kind whatsoever (except taxes on the overall net income or gross receipts of Lender) with respect to this Agreement, the Note or any of the Loans made by it, or materially change the basis of taxation of payments to Lender of principal, interest or any other amount payable hereunder or thereunder (except for changes in the rate of tax on the overall net income of Lender);

(ii)           impose, increase or hold applicable any reserve, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans or other extensions of credit by, or any other acquisition of funds by, any office of Lender, including (without limitation) pursuant to Regulations of the Board of Governors of the Federal Reserve System; or

(iii)           in the opinion of Lender, cause the Note, any Loans or this Agreement to be included in any calculations used in the computation of regulatory capital standards; or

(iv)           impose on Lender any other condition;

and the result of any of the foregoing is to increase the cost to Lender of making, converting into, continuing and/or maintaining the Loans (or any part thereof) by an amount that Lender deems to be material, or to reduce the amount of any payment (whether of principal, interest or otherwise) with respect of any of the Loans by an amount that Lender deems material, then, in any case, Borrower, as appropriate, shall promptly pay Lender, within five (5) days of its demand, such additional amounts necessary, in the reasonable judgment of Lender, to compensate Lender for such additional costs or such reduction, as the case may be (collectively the "Additional Costs").  Lender shall certify the amount of such Additional Costs to Borrower, and such certification, absent manifest error, shall be deemed conclusive.  Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any Additional Costs, Lender shall, to the extent not inconsistent with its internal policies of general application or applicable law or regulation, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.9, and Lender shall calculate such Additional Costs among its borrowers in a nondiscriminatory way to the extent such Additional Costs do not relate solely to this Agreement, the Notes or the Loans.

Section 2.10                      Unavailability of Interest Rate.  If, at any time, (i) Lender shall determine that, by reason of circumstances affecting foreign exchange and interbank markets generally, LIBOR deposits in the applicable amounts are not being offered to Lender; or (ii) a new law or regulation or interpretation or administration thereof, or a revision in any existing law or regulation or interpretation or administration (including reversals) thereof by any government authority, central bank or comparable agency shall make it unlawful or impossible for Lender to determine LIBOR then (A) Lender's obligation, if any, to calculate notes based on LIBOR shall be suspended, and (B) the applicable LIBOR Rate shall, for the remainder of the term of such period immediately be converted to the Bank’s Prime Rate plus a margin which most closely approximates, but is not less than, the LIBOR Rate.

Section 2.11                      Capital Adequacy.  If any present or future law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) or the interpretation thereof by a court or governmental authority with appropriate jurisdiction affects the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender and Lender determines that the amount of capital required to be maintained by it is increased by or based upon the existence of Lender's commitment with respect to the Loans, then Lender may notify Borrower of such fact.  To the extent that the costs of such increased capital requirements are not reflected in the LIBOR Rate, Borrower and Lender shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which Borrower receive such notice, an adjustment payable hereunder that will adequately compensate Lender in light of these circumstances.  If Borrower and Lender are unable to agree to such adjustment within thirty (30) days of the date on which Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the amounts payable hereunder shall increase by an amount that will, in Lender's reasonable determination, provide adequate compensation.  Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

C.           CERTAIN OTHER PROVISIONS

Section 2.12                      Payments Free of Deductions.  All payments by Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Borrower is compelled by law to make such deduction or withholding.  If any such obligation is imposed upon Borrower with respect to any amount payable by them hereunder or under any of the other Loan Documents, Borrower will pay to Lender on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in dollars as shall be necessary to enable Lender to receive the same net amount which Lender would have received on such due date had no such obligation been imposed upon Borrower, provided that Borrower shall only be required to so pay if it shall at the time be the general policy or practice of Lender to request such payment in similar circumstances under comparable provisions of other credit agreements.  Borrower will deliver promptly to Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Borrower hereunder or under such other Loan Document.

Section 2.13                      Certificate; Protection.  A certificate setting forth any additional amounts payable pursuant to Sections 2.09 through 2.11 hereof and a detailed calculation and brief explanation of such amounts which are due, submitted by Lender to Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.  The protection of Sections 2.12 and 2.13 hereof shall be available to Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, agreement guideline or other change or condition which shall have been imposed or shall have occurred.

Section 2.14                      Obligations Absolute.  The Obligations of Borrower under this Agreement shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such other agreement or instrument under all circumstances, and irrespective of, the following circumstances:

(a)           any lack of validity or enforceability of all or any portion of this Agreement or any other agreement or any instrument relating hereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of Borrower;

(c)           the existence of any claim, setoff, defense or other right that Borrower may have; or

(d)           any amendment or wavier of or consent to departure from any of the Loan Documents, or all or any of the obligations of Borrower in respect of the Loans or this Agreement.

Section 2.15                      Cross-Termination.  Upon the termination of the Revolving Loan by Lender or Borrower, if any, all other obligations of Borrower to Lender shall become immediately due and payable.

ARTICLE 3.

CONDITIONS PRECEDENT

Section 3.1                      Conditions Precedent to Effectiveness.  The effectiveness of this Agreement and the obligation of Lender to make the initial Revolving Advance shall be subject to the prior satisfaction of each of the following conditions:

(a)           Lender shall have received each of the following, in form and substance satisfactory to Lender and its counsel:

(1)           This Agreement and the Note duly executed and delivered by Borrower;

(2)           The Security Agreement duly executed and delivered by Borrower together with:  (1) copies of the existing UCC-1 financing statements duly filed or to be duly filed under the UCC in all jurisdictions desirable, in the opinion of Lender, to perfect the security interests created by the Security Agreement;, together with UCC-3s in form and substance satisfactory to Lender, terminating any UCC-1 on file (other than those listed on Schedule 6.8, or with respect to any Permitted Liens);

(3)           Copies of all corporate action taken by Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the Loan Documents to which Borrower is a party and each other document to be delivered pursuant to this Agreement, certified as of the date of this Agreement by Borrower;

(4)           A certificate, dated as of the date of this Agreement, of the Secretary of Borrower certifying the names and true signatures of the officers or managers of Borrower authorized to sign the Loan Documents to which each of Borrower is a party and the other documents to be delivered by Borrower under this Agreement;

(5)           A favorable opinion of independent counsel for Borrower satisfactory to Lender, dated the date of this Agreement;

(6)           The Security Documents duly executed by Borrower;

(7)           Intentionally Omitted;

(8)           Certificates of insurance and copies of insurance policies evidencing compliance with the insurance requirements of Section 10 of the Security Agreement;

(9)           The Copies of the certificate of incorporation (certified by the Secretary of the State of Delaware) and bylaws of Borrowers;

(10)           Certificates of Good Standing issued by the Secretary of the State of Delaware for Borrower;

(11)           A Certificate of Good Standing or Existence issued by the Secretary of State of each state, including without limitation, the Commonwealth of Massachusetts, in which Borrowers are qualified to do business evidencing that Borrower is qualified to do business in said state and Borrower is in good standing in such state;

(12)           Tax clearance letters from the Delaware Department of Revenue for Borrower;

(13)           The Subordination Agreement duly executed and delivered by GSP and assented to by Borrower, together with such other subordination agreements as shall be necessary to subordinate all other indebtedness for borrowed money owing by Borrower to third parties (other than GSP), on terms and conditions satisfactory to Lender;

(14)           An Environmental Indemnity Agreement in favor of Lender from Borrower;

(15)           Landlord Waiver with respect to 30 Ossipee Road, Newton, MA 02464 location of Borrower;

(16)           A Borrowing Base Certificate dated the date hereof with respect to the Revolving Loan;

(17)           A Compliance Certificate dated as of the closing date evidencing Borrower's compliance with the financial covenants set forth in Sections 7.1 and 7.2 of the Agreement;

(18)            Financial information in form and substance satisfactory to Lender;

(19)           All other documents, instruments and agreements that Lender shall reasonably require in connection with this Agreement;

(20)           Payment of the Facility Fee due Lender by the Borrower; and

(21)           The Intellectual Property Agreements.

(b)            All representations and warranties contained in this Agreement shall be true and correct in all material respects.

Section 3.2                      Conditions Precedent to Advances.  The obligation of Lender to  make each Revolving Advance (including the initial Revolving Advance) shall be subject to the prior satisfaction (or written waiver of Lender) of each of the following additional conditions:

(a)           On each Drawdown Date, the following statements shall be true, and each request by Borrower for a Revolving Advance shall be deemed to be a representation and warranty by Borrower that:

(1)           The representations and warranties contained in Article 4 of this Agreement and contained in each of the other Loan Documents containing representations and warranties are correct in all material respects on and as of such Drawdown Date as though made on and as of such date (except to the extent made as of a specific date in which case such representations are true and correct  in all material respects as of such date); and

(2)           No Default or Event of Default has occurred and is continuing, or would result from or after giving effect to such Revolving Advance; and

(b)           Borrower shall provide Lender with a Borrowing Base Certificate; and

(c)           At the time of each Revolving Advance, the sum of the aggregate outstanding principal amount of all Revolving Advances including the requested Revolving Advance does not exceed the Credit Availability.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement, Borrower represents and warrants to Lender that:

Section 4.1                      Incorporation, Existence, and Due Qualification.  Borrower (a) is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware (b) has all power and authority necessary to own its properties and to carry on the business in which it is now engaged or proposed to be engaged; and (c) is duly qualified and in existence as a foreign corporation under the laws of each other jurisdiction in which such qualification is required, except where the failure to so qualify would not result in a Material Adverse Effect.

Section 4.2                      Power and Authority.  The execution and delivery by Borrower of the Loan Documents and the performance by Borrower of the Loan Documents, and the borrowings hereunder, are within the powers of Borrower and have been duly authorized by all necessary corporate and, if required, shareholder action, and do not and will not (a) violate (i) the certificate of incorporation or other constitutive documents or bylaws of Borrower or any of its Subsidiaries, or (ii) any material provision of any law, rule, regulation (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to Borrower, except as would not have a Material Adverse Effect, or (b) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which any Borrower is a party or by which any Borrower or its properties may be bound or affected, except as would not have a Material Adverse Effect, or (c) result in the creation or imposition of any Lien (except in favor of Lender or liens permitted under Section 6.8) upon or with respect to any property or assets now owned or hereafter acquired by Borrower or any of its Subsidiaries.

Section 4.3                      Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents when executed and delivered will be, legal, valid, and binding obligations of Borrower, enforceable against Borrower, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and subject to general principle of equity, regardless of whether considered in a proceeding in law or equity.

Section 4.4                      Financial Statements and Condition; Full Disclosure.

(a)           Borrower has submitted to Lender various historical consolidated financial statements and such consolidated financial information fairly presents in all material respects the financial condition and the results of operations of Borrower as of the dates thereof and for the periods indicated therein; that such financial statements disclose all material liabilities, direct or contingent of Borrower as of the dates hereof and the periods indicated; that such financial statements have been prepared in accordance with GAAP consistently maintained throughout the periods involved; that, as of the date of said financial information submitted, to Borrower’s knowledge, there were no material unrealized or unanticipated losses from any unfavorable commitments of Borrower; and  that there has been no material adverse change in the business, assets, operations, or condition, financial or otherwise of Borrower, taken as a whole, from that set forth in said financial statements.

(b)           After giving effect to the transactions contemplated by this Agreement, Borrower is, and on the Drawdown Date of each Revolving Advance will be, Solvent.

(c)           Except as set forth in Schedule 4.4, upon consummation of the transactions contemplated under the Loan Documents, Borrower will not have any outstanding Debt other than the obligations and indebtedness under this Agreement and trade debt incurred in the ordinary course of business and the GSP Subordinated Debt.

(d)           Neither this Agreement nor any written information, exhibit, report, document, or certificate furnished to Lender by or on behalf of Borrower in connection with this Agreement (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not materially misleading; provided however, that with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon good faith assumptions believed to be reasonable at the time.  Borrower has disclosed to Lender all facts known to Borrower that could reasonably result in a Material Adverse Effect.

Section 4.5                      Other Agreements; No Default.  Borrower has no material contracts, agreements, leases or commitments which have not been previously disclosed in writing or made available to Lender.  Borrower is not in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any material contract, agreement, lease or instrument to which Borrower is a party except where such default would not have a Material Adverse Effect.  Borrower enjoys peaceful and undisturbed possession under all leases to which it is a party.

Section 4.6                      Litigation.  Except as set forth in Schedule 4.6, there is no pending or to the knowledge of Borrower, threatened action, suit or proceeding before any court, Governmental Authority, board of arbitration, or arbitrator against Borrower or for or on behalf of Borrower or in which Borrower or any of its properties or assets is or may otherwise become involved which may, in any one case or in the aggregate have a Material Adverse Effect.  Except as set forth in Schedule 4.6, Borrower has not received any summons, citation, directive, letter, or other communication from any Governmental Authority concerning any intentional or unintentional violation or alleged violation of any Environmental Laws.

Section 4.7                      No Defaults on Outstanding Judgments or Orders.  Neither Borrower nor any of its respective material properties or assets are in violation of, and the continued operation of their material properties and assets as currently conducted will not violate, any law, rule or regulation, or are in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where in any one case or in the aggregate such violation or default could have a Material Adverse Effect.

Section 4.8                      Ownership and Liens.  Borrower has good and marketable title to all of its respective material assets used in its ordinary course of business and none of its assets are subject to any security interest or Lien except as may be permitted pursuant to Section 6.8 of this Agreement and except for such defects in title or leasehold interests as would not have a Material Adverse Effect.

Section 4.9                      Subsidiaries.  Borrower has no any Subsidiaries except as set forth on Schedule 4.9 hereto.

Section 4.10                      Operation of Business.  Borrower possesses all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct its business substantially as now conducted and as presently proposed to be conducted, and Borrower is not in violation of any rights of others with respect to any of the foregoing that would have a Material Adverse Effect.  No product, process, method, substance, part or other material presently used by, sold by or employed by Borrower in connection with such business infringes on any patent, trademark, service mark, trade name, copyright, license or other right owned by any other Person in a manner that would have a Material Adverse Effect or (ii) there is pending or, to the knowledge of Borrower, threatened any claim or litigation against or affecting Borrower contesting its right to sell or use any such product, process, method, substance, part or other material other than as previously disclosed to Lender in writing.

Section 4.11                      Taxes.  Borrower has filed all tax returns (federal, state, and to the extent material, local) required to be filed and has paid all taxes, assessments, and governmental charges and levies thereon to be due and payable, including interest and penalties, except those which are being contested in good faith by appropriate proceedings or for which adequate reserves have been provided in accordance with GAAP.

Section 4.12                      Debt.  Set forth in Schedule 4.4 hereto is a complete and correct list of all Debt of Borrower other than trade debt incurred in the ordinary course of business and as otherwise disclosed elsewhere herein.  The maximum principal or face amounts of the obligations set forth, which are outstanding and which can be outstanding, are correctly stated, and all Liens of any nature given or agreed to be given as security therefor are correctly described or indicated in such Schedule.

Section 4.13                      Equity Ownership/Capital Stock.  The equity of Borrower is, and all of the outstanding shares of stock of Borrower have been duly authorized and are validly issued, fully paid, and non-assessable, are not subject to any right or claim of rescission, and have been offered, sold and issued by Borrower in compliance with all applicable federal and state securities laws.

Section 4.14                      Margin Securities.  None of the advances or proceeds of the Loans will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security, as that term is defined in Regulations G and U of the Board of Governors of the Federal Reserve system (the "Federal Reserve Board"), or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security, or for any other purpose which might cause any of such advances and other financial accommodations under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, U, or X of the Federal Reserve Board.  None of Borrower's assets and none of the Collateral constitute margin securities. Borrower will not take, or permit any agent acting on its behalf to take, any action which might cause any transaction or obligation, or right created by this Agreement, or any document or instrument delivered pursuant hereto, to violate any regulation of the Federal Reserve Board.

Section 4.15                      Fiscal Year.  The fiscal year for Borrower, for financial accounting purposes ends on or before December 31 of each calendar year.

Section 4.16                      No Broker's Fees, etc.  Except as set forth on Schedule 4.16, Borrower is not obligated to pay any brokerage commissions, finder's fees, appraisal fees, or investment banking fees in connection with the transactions contemplated by this Agreement.

Section 4.17                      Eligible Accounts Receivable.  With respect to each Receivable that Borrower represents or warrants to Lender to be an Eligible Accounts Receivable, or an Insured Eligible Foreign Accounts Receivable or an Uninsured Eligible Foreign Accounts Receivable in each Borrowing Base Certificate or other certification delivered by Borrower to Lender pursuant to this Agreement, Borrower warrants and represents to Lender that, unless otherwise indicated in writing by Borrower from time to time including in any Borrowing Base Certificate:

(a) They are genuine, are in all respects what they purport to be, are not evidenced by a judgment and are only evidenced by one, if any, executed original instrument, agreement, contract or document, which has been delivered to Lender;

(b) They represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto;

(c) The amounts of the face value shown on any schedule of accounts or accounts receivable aging report provided to Lender, and all invoices and statements delivered to Lender with respect to any Receivable are actually and absolutely owing to Borrower and are not contingent for any reason;

(d)  Borrower has not made any agreement with any Account Debtor thereunder for any deduction therefrom, except a discount or allowance allowed by Borrower in the ordinary course of its business for prompt payment;

(e) To the knowledge of Borrower, there are no facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce, in any material way, the amount payable thereunder from the amount of the invoice face value with respect to any, Eligible Accounts Receivable or Insured Eligible Foreign Accounts Receivable or Uninsured Eligible Foreign Accounts Receivable, and on all contracts, invoices and statements delivered to Lender with respect thereto;

(f) To the knowledge of Borrower's officers, directors and key employees, all Account Debtors, under any Eligible Accounts Receivable or Insured Eligible Foreign Accounts Receivable or Uninsured Eligible Foreign Accounts Receivable, (i) had the capacity to contract at the time any contract or other document giving rise to the Receivable was executed, (ii) are solvent, and (iii) are not the subject of a bankruptcy or insolvency proceeding of any kind;

(g) The goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any lien, claim, encumbrance or security interest, except those of Lender, those terminated prior to the date hereof or those subordinate to Lender's security interest;

(h) Borrower has no knowledge of any fact or circumstance which would materially impair the validity or collectability thereof;

(i) To Borrower's knowledge, there are no proceedings or actions which are pending against any Account Debtor thereunder which might result in any material adverse change in the financial condition of such Account Debtor; and

(j) They have not been pledged, assigned or transferred to any other Person.

Section 4.18                      Environmental Compliance.

(a)           The current and anticipated uses of any real property leased, owned or otherwise used by Borrower comply with all Environmental Laws and all other laws, ordinances or regulations pertaining to the use and operation of such premises, except as would not have a Material Adverse Effect;

(b)           To Borrower's knowledge, no Release of any Contaminants has occurred or is now occurring upon any real property leased, owned or otherwise used by Borrower; and

(c)           Borrower has not been, is now or is threatened in writing to be the subject of any Enforcement Action with respect to any real property leased, owned or otherwise used by Borrower.

Section 4.19                      Compliance with Laws.  To its knowledge, Borrower is not in violation of any laws, ordinances, rules or regulations applicable to it, of all federal, state or municipal governmental authorities, instrumentalities or agencies including, without limitation, ERISA, the United States Occupational Safety and Health Act of 1970, as amended, all federal, state, county and municipal laws, ordinances, rules and regulations relating to the environment, as such may be amended, where such violation would have a Material Adverse Effect.

Section 4.20                      Events of Default.  No Default or Event of Default has occurred and is continuing.

Section 4.21                      Labor Disputes and Acts of God.  The business and properties of Borrower have not been affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance) which may, in any one case or in the aggregate have a Material Adverse Effect.

Section 4.22                      ERISA.  Except as disclosed in Schedule 4.22, Borrower is in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan that would have a Material Adverse Effect; no notice of intent to terminate a Plan has been filed, nor has any plan been terminated; no circumstances exist which constitute grounds under Section 4042 of ERISA entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; neither Borrower nor any ERISA Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; Except as would not have a Material Adverse Effect, Borrower and each ERISA Affiliate has met its minimum funding requirements under ERISA with respect to all of its Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA and the regulations thereunder for calculating the potential liability of Borrower or any ERISA Affiliate to the PBGC or the Plan under Title IV of ERISA; and except as would not have a Material Adverse Effect, no Borrower nor any ERISA Affiliate, has incurred any liability to the PBGC under ERISA.

ARTICLE 5.

AFFIRMATIVE COVENANTS

Borrower covenants and agrees that so long as all or any portion of the Commitment remains outstanding and until the payment in full of the Loans and the performance, if any, of all of its other obligations hereunder, Borrower shall:

Section 5.1                      Maintenance of Existence.  Preserve and maintain its existence in its current form of organization and good standing in the jurisdiction of its organization, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is required, except where the failure to remain so qualified would not result in a Material Adverse Effect.

Section 5.2                      Maintenance of Records.  Keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all of its financial transactions.

Section 5.3                      Maintenance of Properties.  Maintain, keep, and preserve all of its properties necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not have a Material Adverse Effect.

Section 5.4                      Conduct of Business.  Continue to engage in a business of the same general type as conducted and proposed to be conducted by it on the date of this Agreement.

Section 5.5                      Maintenance of Insurance.  Keep the Collateral and its personal property, business records, fixtures, equipment and inventory, insured against fire, theft and other customary hazards as required by Section 10 of the Security Agreement.

Section 5.6                      Compliance With Laws.  Comply in all material respects with all applicable laws, rules, regulations, and orders of Governmental Authorities, such compliance to include, without limitation, paying before the same become delinquent, all taxes, assessments, and governmental charges imposed upon them or upon its property; provided, that, Borrower, may contest such taxes, assessments and governmental charges if (a) Borrower has a good faith belief that such charges are improper, (b) Borrower notifies Lender of such contest and (c) Borrower maintains sufficient reserves (in accordance with GAAP) to pay such charges.

Section 5.7                      Right of Inspection.  At any reasonable time and from time to time, upon reasonable prior notice, and in a manner that does not unreasonably interfere with the use and conduct of the Borrower’s business, permit Lender or any agent or representative of Lender, subject to appropriate confidentiality agreements, to examine and make copies of and abstracts from the records, including without limitation computer records, and books of account of Borrower, and visit the properties of Borrower and to discuss the affairs, finances, and accounts of Borrower with any of its respective officers and directors and its independent accountants (who, by this reference, are authorized by Borrower to discuss such matters with Lender or any agent or representative of Lender).  Borrower shall pay the cost of the field examination conducted by Lender prior to the making of the Loans. Borrower shall pay the reasonable cost of any future inspections (which Lender shall be entitled to conduct no more than once annually unless an Event of Default has occurred and is continuing, in which event Lender may conduct such examinations at Borrower's expense as often as it shall reasonably deem necessary) in an amount equal to $800.00 per man per day plus reasonable out of pocket expenses.

Section 5.8                      Reporting Requirements.  Furnish or cause to be furnished to Lender:

(a)           Copies of filed Form 10K within one (1) business day of the filing of same with the SEC together with a compliance certificate evidencing, with supporting material, compliance with the financial covenants set forth in Article 7 (the "Compliance Certificate").  All such financial statements included in the Form 10K shall be audited by an independent certified public accountant reasonably acceptable to Lender.

(b)           Copies of filed Form 10Q within one (1) business day of the filing of same with the SEC together with a Compliance Certificate evidencing, with supporting material, compliance with the financial covenants set forth in Article 7.

(c)           As soon as available and in no event later than thirty (30) days after the end of each fiscal year, annual cash flow projections, presented on a monthly basis.

(d)           As soon as available and in no event later than ten (10) days after the end of each month, (i) a Borrowing Base Certificate in the form attached hereto as Exhibit B (a “Borrowing Base Certificate”) and (ii) an aging of Receivables, including a breakdown of Eligible Accounts Receivable, Insured Eligible Foreign Accounts Receivable, and Uninsured Eligible Foreign Accounts Receivable as of the end of such month and (iii) an aging of accounts payable as of the end of such month (together with the Borrowing Base Certificate, the "Collateral Package");

(e)           Within three (3) Business Days of Borrower's receipt thereof, and in any event simultaneously with the delivery of the financial statements required by subsection 5.8(a) hereof, copies of any reports and management letters submitted to Borrower by independent certified public accountants in connection with the examination of financial statements.

(f)           Within thirty (30) days of filing with the Internal Revenue Service, copies of federal income tax returns of Borrower together with all schedules thereto, including, without limitation, K-1 statements, if applicable, each of which shall be signed and certified by Borrower to be true, correct and complete copies of such returns.  In the event an extension is filed Borrower shall also deliver a copy of such extension within thirty (30) days of filing.

(g)           Within three (3) Business Days of the receipt thereof, notice of all actions, suits, and proceedings before any Governmental Authority affecting Borrower, which, if determined adversely to Borrower could have a Material Adverse Effect, and such additional information regarding such actions, suits, and proceedings as Lender may reasonably request from time to time.

(h)           Promptly upon, and in any event within one (1) Business Day of, the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is being taken or proposed to be taken by Borrower with respect thereto.

(i)           Upon request of Lender, copies of all reports (including annual reports) and notices which Borrower files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible but not later than ten (10) days after Borrower knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or Borrower has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, Borrower will deliver to Lender a certificate of the chief financial or accounting officer of Borrower setting forth details as to such Reportable Event or Prohibited Transaction or Plan termination and the action Borrower proposes to take with respect thereto.

(j)           Within three (3) Business Days of the furnishing thereof, copies of any material statement or report furnished to any other party pursuant to the terms of any material indenture, loan, credit, or similar agreement and not otherwise required to be furnished to Lender pursuant to any other clause of this Section.

(k)           Together with any of the financial statements required to be delivered to Lender pursuant to this Section 5.8, a certificate from Borrower signed on behalf of Borrower by its president or chief financial or accounting officer, certifying except as otherwise disclosed, no Default or Event of Default exists and no event has occurred which, upon the giving of notice or lapse of time or both would constitute a Default or an Event of Default.

(l)           Such other information respecting the condition or operations, financial or otherwise, of Borrower as Lender may from time to time reasonably request.

With the exception of Form 10K and Form 10Q filings and other public statements, the statements, reports, certificates, agings, returns and notices described above shall be in form and detail as shall be satisfactory to Lender and shall be certified on behalf of Borrower by Borrower's president or chief financial or accounting officer as being true, complete and correct in all material respects.

Section 5.9                      Eligible Accounts Receivable.  Promptly after receiving notice or otherwise becoming aware thereof, notify Lender in writing that a Receivable that Borrower has represented or warranted to Lender to be an Eligible Accounts Receivable or Insured Eligible Foreign Accounts Receivable or Uninsured Eligible Foreign Accounts Receivable has ceased to be such a Receivable for any reason other than payment thereof in the ordinary course of business.

Section 5.10                      Collateral.  Subject to the terms and provisions of the Subordinated Agreement, (a) Preserve the Collateral in good condition and order, ordinary wear and tear excepted, and not permit it to be abused or misused, (b) not allow any of the Collateral to be affixed to real estate as to become a fixture unless such real estate is subject to a Lien in favor of Lender, (c) upon request of Lender during the continuance of an Event of Default, prepare to deliver all proceeds of the Collateral to Lender immediately upon receipt in the identical form received without commingling with other property in accordance with the Security Agreement (d) if an Event of Default has occurred and is continuing, if required by Lender, notify account debtors and obligors that their accounts, instruments, documents, contracts and all of Borrower's rights to receive payments have been assigned to Lender and shall be paid directly to Lender, (e) take necessary steps to preserve the liability of account debtors, obligors, and secondary parties whose liabilities are part of the Collateral, (f) take any action required by Lender with reference to the Federal Assignment of Claims Act, (g) allow Lender to inspect the Collateral and to inspect and copy all records relating to the Collateral in accordance with Section 5.7 hereof, (h) immediately upon the occurrence and during the continuance of an Event of Default and request by Lender:  (A) transfer possession or permit Lender to take possession of all Collateral in accordance with the Security Agreement; and (B) immediately assign to Lender and/or allow Lender to take possession of all instruments, and documents, which are part of the Collateral, or as to those hereafter acquired immediately following acquisition in accordance with the Security Agreement, (i) notify Lender (x) of any change of location or material adverse change in the condition of any material amount (individually or in the aggregate) of the Collateral, or of any material adverse change in any fact or circumstance warranted or represented by Borrower herein or furnished to Lender with respect to the Collateral and (j) upon request by Lender, deliver to Lender all notes executed in favor of Borrower, including without limitation, those described in certain Certificates of Officers dated on or about the date hereof executed by Borrower.

Section 5.11                      Defend Collateral.  Upon an Event of Default, defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein and, in the event Lender's security interest in the Collateral, or any part thereof, would be impaired by an adverse decision, allow Lender to contest or defend any such claim or demand in the name of Borrower and pay, upon demand, Lender's reasonable costs, charges and expenses, including, without limitation reasonable attorneys' fees in connection therewith.

Section 5.12                      Operating and Deposit Accounts.  Except as permitted under Section 9 of this Agreement or Section 9.2 of the Security Agreement, maintain at all times its primary domestic operating deposit accounts with Lender or, if permitted by Lender in its sole discretion, with another financial institution provided that such institution enters into a control agreement with Lender in form and substance satisfactory to Lender with respect to such accounts.  Borrower shall cause any amounts in excess of $100,000 in the aggregate held in foreign deposit or other accounts with financial institutions other than Lender to be swept into accounts with Lender on a daily basis.

Section 5.13                      Subordination.  Borrower shall cause Subordinated Note and any and all indebtedness for borrowed money due to third parties or to any of Borrower's directors, officers, or Affiliates (other than compensation and reimbursement of expenses as an employee, manager or director) to be at all times subordinate to the Loans; provided, that (i) regularly scheduled payments of principal and interest in respect of any such Debt other than GSP Subordinated Debt shall be permitted if no Event of Default shall have occurred and be continuing or would occur after giving effect to such payment or as otherwise permitted under the Subordination Agreement and (ii) Borrower may make such payments on account of the GSP Subordinated Debt as are permitted by the terms of the Subordination Agreement.

Section 5.14                      Compliance by Subsidiaries.  Cause any Subsidiary which it may now have and/or which it may organize or acquire in the future to (i) execute this Agreement and comply fully with all the terms and provisions of this Agreement and (ii) enter into a stock pledge agreement with Lender.

ARTICLE 6.

NEGATIVE COVENANTS

Borrower covenants and agrees that, without the prior written consent of Lender, so long as all or any portion of the Commitment remains outstanding, until the payment in full of the Loans and the performance of all its obligations hereunder, Borrower shall not:

Section 6.1                      Change of Control.  Make or suffer the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d) and 14(d) of the Exchange Act) of more than 51% of the equity interests of Borrower having the right to vote for the election of members of the board of Directors of Borrower, on a fully diluted basis; provided that Borrower shall not be deemed to have breached this Section 6.1 as a consequence of (a) GSP’s conversion of all or a portion of the GSP Subordinated Debt into Conversion Shares (as such term is defined in the Subordination Agreement) or (b) the exercise by GSP of its right to purchase Warrant Shares (as such term is defined in the Subordination Agreement).

Section 6.2                      Change in Fiscal Year.  Change its fiscal year without the consent of Lender.

Section 6.3                      Intentionally Omitted

Section 6.4                      Default on Other Contracts or Obligations.  Default on any material contract with or obligation when due (beyond any applicable grace period) to a third party or default in the performance of any material obligation to a third party incurred for money borrowed (beyond any applicable grace period) unless, in each case, such default does not have a Material Adverse Effect.

Section 6.5                      Judgment Entered.  Permit the entry of any monetary judgment or the assessment against, the filing of any tax lien against, or the issuance of any writ of garnishment or attachment against any property of or debts due Borrower that is not bonded, discharged or execution is not stayed within thirty (30) days of entry in an amount over fifty thousand dollars ($50,000).

Section 6.6                      Cross-Default.  Default in payment or performance of any material obligation under any other material loans, contracts, or agreements of Borrower, or any Subsidiary or Affiliate of Borrower, with Lender or its affiliates, beyond any applicable, cure, grace or notice period.

Section 6.7                      Prepayment of Other Debt.  Retire any long term debt at a date in advance of its legal obligation to do so without notification to Lender;

Section 6.8                      Liens.  Create, incur, assume, or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, including without limitation, any lien upon its patents, patent applications, trademarks, trademark registrations, tradenames and copyrights, except:

(a)           Liens in favor of Lender;

(b)           Liens for taxes or assessments or other government charges or levies not yet due and payable or, if due and payable, Liens for taxes being contested in good faith by appropriate proceedings and for which appropriate cash reserves are maintained in accordance with GAAP;

(c)           Liens (other than Liens imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance or other types of social security or retirement benefits;

(d)           Liens imposed by law, such as mechanics, materialmen's, landlords', warehousemen's, and carriers' Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which do not exceed in the aggregate $50,000 and which are not past due for more than thirty (30) days, unless such Liens are being contested in good faith by appropriate proceedings and appropriate cash reserves have been established therefore in accordance with GAAP;

(e)           deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature in the ordinary course of business;

(f)           liens in respect of judgments that would not constitute an Event of Default;

(g)           Purchase money security interests and/or liens in connection with the financing of or Capital Leases, not to exceed $50,000 in aggregate payments per year, incurred in connection with the purchase of fixed assets.

(h)           Liens, if any, described in Schedule 6.8, and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) except as permitted pursuant to clause (b) of Section 6.9 the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is otherwise permitted hereunder);

(i)           Landlord and lessors’ liens in respect of rent not in default;

(j)           Liens in favor of GSP securing the GSP Subordinated Debt to the extent such Liens remain subordinated, to the Liens of Lender securing the Obligations, pursuant to the terms of the Subordination Agreement.

Section 6.9                      Debt.  Create, incur, assume, or suffer to exist any recourse or nonrecourse Debt, except:

(a)           Debt of Borrower under this Agreement;

(b)           Debt (if any) described in Schedule 4.4, and any renewals or extensions or refinancing thereof provided that (i) the amount of such Debt is not increased at the time of such renewals or extensions except by an amount equal to fees and expenses reasonably incurred, in connection with such refinancing, renewals or extensions and by an amount equal to any existing commitments unutilized thereunder, and the direct or contingent obligor with respect thereto is not changed as a result of or in connection with such renewals, extensions, or refinancing and (ii) the result of such extension or renewal or refinancing shall not be an earlier maturity;

(c)           Accounts payable to trade creditors for goods or services and current operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business and paid within the required time, unless contested in good faith, by appropriate proceedings;

(d)           Debt incurred in connection with the purchase of fixed assets or capitalized lease indebtedness, not to exceed $50,000 in aggregate payments per year, in either case only secured by the fixed asset acquired;

(e)           Debt of a Borrower to any Subsidiary or Subsidiary to Borrower provided such Debt constitutes Collateral and is evidenced by such documentation and on such terms as Lender may reasonably require and provided further that such Debt is at all times unsecured and subordinate to the Loan; or

(f)           Debt for refundable deposits or advances in the ordinary course of business.

Section 6.10                      Mergers, Etc.  Except for transactions between one or more of the constituent entities comprising the Borrower as to which Borrower shall provide Lender with thirty (30) days notice and provided that Borrower is the surviving entity or the survivor of such transaction and assumes all of Borrower’s obligations hereunder, merge or consolidate with, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its respective stock or assets (whether now owned or hereafter acquired) to any Person, or, acquire all or substantially all of the assets or equity interests or the business of any Person.

Section 6.11                      Leases.  Create, incur, assume, or suffer to exist any obligation as lessee for the rental or hire of any real or personal property, except real property leases existing on the date of this Agreement as set forth in Schedule 6.11 and any extensions or renewals thereof and capitalized leases and equipment leases entered into in the ordinary course.

Section 6.12                      Sale and Leaseback.  Sell, transfer, or otherwise dispose of any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property.

Section 6.13                      Dividends.  Declare or pay any dividends; or purchase, redeem, retire, or otherwise acquire for value any of its capital stock now or hereafter outstanding; or make any distribution of assets to its shareholders or members as such whether in cash, assets, or obligations of Borrower; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of, any shares of its capital stock, except for (i) shares acquired on the conversion thereof into other shares of stock, (ii) such redemptions or repurchases from former employees or directors of Borrower under the terms of applicable repurchase agreements and (iii) dividends payable solely in the common stock or other common equity interests of Borrower.

Section 6.14                      Sale of Assets.  Sell, lease, assign, transfer, or otherwise dispose of any of its now owned or hereafter acquired assets except:  (a) for inventory leased in the ordinary course or transferred or otherwise disposed of in the ordinary course of business; and (b) the sale or other disposition of assets no longer used or useful in the conduct of its business.

Section 6.15                      Investments.  Make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person except:  (a) direct obligations of the United States with maturities of one year or less from the date of acquisition; and (b) certificates of deposit with maturities of one year or less from the date of acquisition of United States of America commercial banks having a tier 1 capital ratio of not less than 6%, in amounts not exceeding 10% of any such issuing bank's unimpaired capital and surplus.

Section 6.16                      Guaranties, Etc.  Except as set forth on Schedule 6.16, assume, guaranty, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or to maintain or cause such Person to maintain a minimum working capital or net worth, or otherwise to assure the creditors of any Person against loss) for obligations of any Person, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business and the guaranty by Microfluidics Corporation of the GSP Subordinated Debt pursuant to the terms of the GSP Subordinated Debt Documents.

Section 6.17                      Transactions With Affiliates.  Except as set forth on Schedule 6.17, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of Borrower's business and upon fair and reasonable terms no less favorable to Borrower than would obtain in a comparable arm's-length transaction with a Person not an Affiliate.

Section 6.18                      Subsidiaries.  Create or otherwise acquire an interest in any Subsidiary unless such Subsidiary becomes a party to this Agreement and grants a security interest to Lender in all of its assets.

Section 6.19                      Accounting Methods.  Make or consent to a material change in the manner in which business is conducted or in its method of accounting, unless such change is: (i) required under applicable law, GAAP or accounting regulatory body, including but not limited to FASB and PCAOB or (ii) based on the recommendation of the Borrower’s independent certified public accountant.

Section 6.20                      Collateral Locations.  Unless otherwise permitted by Lender in its sole discretion or, under the Loan Documents, move Collateral to or otherwise maintain Collateral at a location with respect to which it has not delivered to Lender (i) with respect to a location leased by Borrower, a landlord's waiver and access agreement from the lessor thereof, (ii) with respect to a warehouse or a customer, a warehouseman's waiver and access agreement from the warehouseman or customer, as applicable, and (iii) such other documents or instruments as Lender shall deem necessary in its sole discretion in order to create or maintain a first priority (except as set forth herein) perfected security interest in the Collateral in favor of Lender, in each case in form and substance satisfactory to Lender in its reasonable discretion.

Section 6.21                      Partnership.  Except as set forth on Schedule 6.21, serve as a general partner of any general or limited partnership without Lender’s written consent.

ARTICLE 7.

FINANCIAL COVENANTS

Borrower covenants and agrees that so long as all or any portion of the Commitment remains outstanding and until the payment in full of the Loans and the performance of all its obligations hereunder, Borrower shall comply with the covenants set forth below.

Section 7.1                      Senior Funded Debt Ratio.  Borrower shall, at all times, maintain, on a consolidated basis, a ratio of (i) Senior Funded Debt to (ii) trailing-twelve month EBITDA of no greater than 2.0 to 1.   This ratio shall be tested quarterly beginning with the quarter ending June 30, 2009.  Notwithstanding the foregoing, for the quarter ended June 30, 2009, the denominator of the Senior Funded Debt Ratio shall be equal to the product of (i) trailing three (3) month EBITDA for the period ended June 30, 2009 and (ii) four; and for the quarter ended September 30, 2009, the denominator of the Senior Funded Debt Ratio shall be equal to the product of (i) the trailing six (6) month EBIDTA for the period ended September 30, 2009 and (ii) two; and, for the quarter ended December 31, 2009, the denominator of the Senior Funded Debt Ratio shall be equal to (a) the product of (i) the trailing nine (9) month EBITDA for the period ended December 31, 2009 and (ii) four (4) and (b) divided by three (3).

Section 7.2                      Minimum Cash Balance.  Borrower shall at all times maintain a Minimum Cash Balance throughout the term of the Loans of Five Hundred Thousand Dollars ($500,000).  For purposes of this Agreement, “Minimum Cash Balance” shall be defined as cash and cash equivalents, including availability under the Revolving Loan.

Section 7.3                      Certain Financial Terms.  For purposes of this Article 7, the following terms shall have the following meanings:

(a)           "EBITDA" means earnings before expenses for interest, taxes, depreciation and amortization as reflected on Borrower's financial statements for such period plus (i) any extraordinary, unusual or non recurring expenses or losses (including whether or not otherwise includable as a separate item in the statement of such net income for such period, non cash losses on sales of assets outside of the ordinary course of business), provided that such expenses or losses shall not exceed $100,000, in the aggregate, in any twelve month period,  (ii) equity based compensation expense; (iii) such other allowable adjustments as agreed to by Lender in its sole discretion and (iv) the transaction expenses hereunder..

(b)           "Senior Funded Debt" means the total amount of Debt due to Lender by Borrower.

ARTICLE 8.

SECURITY

The Loans are secured and guaranteed by and pursuant to the Security Documents.

ARTICLE 9.

EVENTS OF DEFAULT

Section 9.1                      Events of Default.

(a)           With respect to Borrower, any one or more of the following events (whether voluntary or involuntary or effected by operation of law or otherwise) shall be an Event of Default:

(1)           Borrower shall (A) fail to pay the principal of, premium, if any, or interest on the Revolving Note when due, or (B) shall fail to pay any amount of any fee, or any other liability or indebtedness owing by Borrower to Lender within ten (10) days of when due;

(2)           Any representation or warranty made by or on behalf of Borrower in any of the Loan Documents, or which is contained in any certificate, document, opinion, report, or financial or other statement furnished at any time under or in connection with any Loan Document, shall have been incorrect in any material respect on or as of the date made or deemed made;

(3)           Borrower shall fail to comply with any of the covenants contained in Sections 5.5, 5.8(d), 5.8(f), 5.8(g), 5.8(h), 5.8(i), 5.9, 5.12 and 5.13 and Articles 6 and 7, inclusive;

(4)           Borrower shall fail to perform or observe any other term, covenant or agreement contained herein or in any of the other Loan Documents  for thirty (30) days after written notice of such failure shall have been given to Borrower by Lender;

(5)           (A) The occurrence of and “Event of Default” (as defined in the GSP Subordinated Debt Documents) shall permit the GSP Subordinated Debt to become due and payable prior to the stated maturity thereof or (B) Borrower shall (i) fail to pay any indebtedness for borrowed money (other than the Revolving Note and the GSP Subordinated Debt), or any other financial accommodation, in an aggregate amount in excess of $50,000 including any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure to pay extends beyond any grace period, (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed (including any applicable grace periods), if the effect of such failure to perform or observe is to cause or permit such indebtedness to become due and payable prior to the stated maturity thereof, (iii) be in default beyond any applicable cure or grace period under any other indebtedness (other than GSP Subordinated Debt), contracts or agreements of Borrower to or with Lender in excess of $50,000, or (D) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any material agreement (other than any GSP Subordinated Debt Document) where such failure would have a Material Adverse Effect;

(6)           Borrower (A) shall generally not, or shall be unable to, or shall admit in writing its inability to pay its respective debts as such debts become due; or (B) shall make an assignment for the benefit of creditors, petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its respective assets; or (C) shall commence any proceeding under any bankruptcy, reorganization, arrangements, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (D) shall have any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or adjudication or appointment is made and which remains undismissed for a period of sixty (60) days or more; or (E) by any act or omission shall indicate its consent to, approval of, or acquiescence in any such petition, application, or proceeding, or order for relief, or the appointment of a custodian, receiver, or trustee for all or any substantial part of its respective properties;

(7)           One or more tax liens, writ of garnishment or attachment, judgments, decrees, or orders for the payment of money shall be rendered against Borrower, in an aggregate of $50,000 or more, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of thirty (30) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

(8)           Any Security Document shall at any time after its execution and delivery and for any reason cease to create a valid and perfected first priority (except as set forth in this Agreement) security interest in and to the material property purported to be subject to such Security Document, except as caused by Lender's act or failure to act, or otherwise to be in full force and effect, or any Security Document shall be declared null and void, or the validity or enforceability thereof shall be contested by Borrower, or Borrower shall deny it has any further liability or obligation under any Security Document, or Borrower shall fail to perform any of its obligations under any Security Document subject to any notice and cure provisions contained in any such Security Document;

(9)           Any event shall occur or exist with respect to Borrower which subjects Borrower to any tax, penalty, or other liability under or in connection with ERISA in excess of $100,000;

(10)           There shall occur any uninsured damage to or loss, theft, or destruction of any Collateral in an aggregate amount or having an aggregate value in excess of $ 100,000;

(11)           Borrower shall cease to conduct its business materially as currently conducted or is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs;

(12)           There shall occur any Material Adverse Effect;

(13)           Any of the following events shall occur or exist with respect to Borrower:  (i) a sale of all or substantially all of its assets to any Person or related group of Persons as an entirety or substantially as an entirety in one transaction or a series of transactions, (ii) a merger or consolidation with or into another corporation, partnership or limited liability company or the merger of another corporation,  partnership or limited liability company into Borrower, with the effect that the shareholders or members of Borrower, on the date hereof hold less than 51% of the total voting power entitled to vote in the election of directors, managers, trustees or general partners of the surviving corporation or partnership after such merger or consolidation, (iii) the liquidation or dissolution of Borrower; or

(14)           Borrower fails to satisfy at least one of the following: (i) to establish its primary domestic cash management and depository accounts (other than deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of the Borrower’s employees) with Lender within thirty (30) days after the date of Closing, or (ii) provided Borrower has obtained a deposit account control agreement for such accounts reasonably acceptable to Lender within (30) days of Closing, to establish its primary domestic cash management and depository accounts with Lender within sixty (60) days of Closing.

(b)           Upon the occurrence and during the continuance of an Event of Default, (1) Lender may declare the Commitment to be terminated, whereupon the same shall forthwith terminate including without limitation any obligation to make any advances under the Revolving Loan, and/or (2) Lender may declare all the outstanding Obligations to be forthwith due and payable, whereupon the Commitment shall be terminated and all Obligations shall become and be forthwith due and payable, without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by Borrower, and Borrower shall pay and perform all of the outstanding Obligations in full in cash; provided, that upon the occurrence of any event described in Section 9.1(a)(6), the Commitment shall terminate and the outstanding Obligations, all interest thereon, and all such other amounts payable under this Agreement shall become automatically due and payable, without presentment, demand, protest, or further notice of any kind, all of which are hereby expressly waived by Borrower.  Upon satisfaction in full of the outstanding Obligations and the termination of the Commitment, Lender will promptly return any and all Collateral to Borrower, including, but not limited to, cash Collateral, subject to the terms and conditions of the Subordination Agreement.

Section 9.2                      Accounts Receivable.  If an Event of Default has occurred and is continuing and Lender notifies Borrower's Account Debtors directing such Account Debtors to make payments directly to Lender, Borrower shall not send any notice or other communication to such Account Debtors which would contradict Lender's notification or direct such Account Debtors to not make payments to Lender or to make payments to any Person other than Lender.

ARTICLE 10.

GENERAL PROVISIONS

Section 10.1                      Amendments, Etc.  No amendment, modification, termination, or waiver of any provision of this Agreement or any other of the Loan Documents, or consent to any departure by Borrower or Lender from any terms of this Agreement or any other of the Loan Documents, shall in any event be effective unless the same shall be in writing and signed by Lender and Borrower, and, with respect to any such amendment or modification, undertaken in accordance with the terms and provisions of the Subordination Agreement, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.2                      Notices, Etc.  All notices, demands, requests, and other communications given under this Agreement shall only be effective if they are (i) in writing, (ii) actually received by the addressee, and (iii) sent by hand delivery, by facsimile transmission, by reputable express delivery service, or by first-class mail, postage prepaid:

(a)           If to Lender, to it at:

Webster Bank, National Association
80 Elm Street
New Haven, CT 06510
Attn:  Peter Hicks, Vice President
Telephone: (203) 782-4526
Telecopier: (203) 782-4577

With a copy to:

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, CT 06103-4302
Attn:  James C. Schulwolf, Esq.
Telephone: (860) 251-5949
Telecopier: (860) 251-5311

(b)           If to Borrower, at:

Microfluidics International Corporation
30 Ossippe Road
Newton, Massachusetts
Attention: Peter Byczko, VP of Finance & Chief Accounting    Officer
Telephone: (617) 969-5452
Telecopier:  (617) 965-1213

With a copy to:

Posternak Blankstein & Lund LLP
Prudential Tower
800 Boylston Street
Boston, Massachusetts 02199
Attn: Donald H. Siegel, P.C.
Telephone:  (617) 973- 6147
Telecopier:  (617) 722-4954

or to such other address (and/or facsimile transmission number) as Borrower or Lender, as the case may be, shall have specified in a notice sent to the other in accordance with this Section.

Section 10.3                      No Waiver; Remedies.  No failure on the part of Lender or other Person to exercise, and no delay in exercising, any right, power, or remedy under any of the Loan Documents shall operate as a waiver of such right, power, or remedy, nor shall any single or partial exercise of any right, power, or remedy under any of the Loan Documents preclude any other or further exercise thereof or the exercise of any other right, power, or remedy.  The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law.

Section 10.4                      Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and its respective successors and assigns; provided, that Borrower shall not (by agreement, operation of law, or otherwise) assign any of its respective rights, or delegate any of its respective obligations, under any of the Loan Documents to which Borrower is a party without the prior written consent of Lender, and any such assignment or delegation made without such consent shall be null and void.  Lender may sell participations in, or may assign the Loans to another lender, in which event (a) in the case of an assignment, the assignee shall have, to the extent of such assignment (unless otherwise provided therein), the same rights, benefits and obligations as it would have if it were Lender hereunder; and (b) in the case of a participation, the participant shall have no rights under the Loan Documents.  Lender may furnish any information concerning Borrower in the possession of Lender from time to time to assignees and participants (including prospective assignees and participants); provided that Lender shall require any such prospective assignee or such participant (prospective or otherwise) to agree in writing to maintain the confidentiality of such information, except as required by applicable laws or regulatory or governmental authorities, in accordance with the provisions of Section 10.17.

Section 10.5                      Costs, Expenses, and Taxes; Indemnification.

(a)           Borrower agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, filing and recording of any of the Loan Documents, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for Lender with respect thereto and with respect to advising Lender as to its rights and responsibilities under any of the Loan Documents including without limitation, ongoing advice following the effectiveness of this Agreement and all reasonable costs and expenses, if any, in connection with the administration, protection, collection and/or other enforcement of this Agreement or any of the Loan Documents.  In addition, Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any of the Loan Documents, and agrees to hold and save Lender harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failure to pay such taxes and fees.

(b)           To the fullest extent permitted by applicable law, Borrower agrees to defend, indemnify and hold harmless Lender, any other holder of the Obligations and each of the present and future shareholders, partners, directors, officers, employees, agents, counsel and successors and assigns of each of them (collectively with Lender the "Lender Parties") from and against any and all loss, cost, expense, claim, liability (including strict liability) or asserted liability incurred from or out of the Loans, the execution, delivery or performance of this Agreement, or any of the documents or instruments to be executed and delivered hereunder, or otherwise arising out of the debtor/creditor relationship between them, Lender or Lender Parties relating to the Loans, the exercise of any of Lender's rights under the Loans, any litigation or proceeding instituted or conducted by any Governmental Authority, any act or omission of Borrower or otherwise, except to the extent (and only to the extent) that the same arises from the gross negligence or willful misconduct of Lender.  Borrower shall have the right to choose counsel to defend any such action, provided that such counsel is reasonably acceptable to Lender; and provided further that neither Borrower nor such counsel shall settle or compromise any such claim with respect to Lender without the prior written consent of Lender, unless such settlement or compromise includes a full and unconditional release of Lender from all liability in respect of such claim.

(c)           The obligations of Borrower described in this Section 10.5 shall survive the closing of the transactions described in this Agreement, including the making of any and all Loans and the payment and satisfaction of the Revolving Note.

Section 10.6                      Right of Setoff.  Borrower hereby grants to Lender a continuing security interest and Lien in and upon all deposits (general or special, time or demand, provisional, or final, or trust or agency account) at any time held and other indebtedness or credits at any time owing by Lender to or for the credit or the account of Borrower.  During the occurrence and continuance of an Event of Default, Lender is hereby authorized without notice to Borrower (any such notice being expressly waived by Borrower), to set off and apply any and all such deposits, indebtedness or credits against any and all of the Obligations of Borrower now or hereafter existing (including without limitation now or hereafter existing under this Agreement or any of the other Loan Documents), irrespective of whether or not Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured.  Lender agrees promptly to notify Borrower after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of Lender under this Section 10.6 are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

Section 10.7                      Governing Law; Jurisdiction; PJR Waiver.

(a)           This Agreement and the other Loan Documents shall be construed in accordance with and governed by the laws of the State of Connecticut without regard to its conflict of laws rules.

(b)           Borrower hereby irrevocably submits to the jurisdiction of any Connecticut State or United States Federal court sitting in Connecticut over any action or proceeding arising out of or relating to this Agreement, or the other Loan Documents, and Borrower hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in such Connecticut State or Federal court.  Borrower irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to Borrower at the address specified in Section 10.2.  Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Borrower further waives any objection to venue in such state and any objection to an action or proceeding in such State on the basis of forum non conveniens.  Borrower further agrees that any action or proceeding brought against Lender shall be brought only in Connecticut State or United States Federal courts sitting in Connecticut.

(c)           Nothing in this Section 10.7 shall affect the right of Lender to serve legal process in any other manner permitted by law or affect the right of Lender to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction.

(d)           To the extent that Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to Borrower, or its respective property, Borrower hereby irrevocably waives such immunity in respect of its obligations under this Agreement, the Revolving Note, and the other Loan Documents.

(e)           TO INDUCE LENDER TO ENTER INTO THE COMMERCIAL LOAN TRANSACTION EVIDENCED BY THIS AGREEMENT, THE REVOLVING NOTE, AND ANY OTHER LOAN DOCUMENT EVIDENCING OR SECURING THE SAME, BORROWER AGREES THAT THIS IS A COMMERCIAL TRANSACTION AND NOT A CONSUMER TRANSACTION, AND WAIVES ANY RIGHT TO NOTICE AND A HEARING UNDER CHAPTER 903a OF THE CONNECTICUT GENERAL STATUTES, AS AMENDED, OR OTHER STATUTE OR STATUTES AFFECTING PREJUDGMENT REMEDIES AND AUTHORIZES LENDER'S ATTORNEY TO ISSUE A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER; PROVIDED, THAT THE COMPLAINT SHALL SET FORTH A COPY OF THIS WAIVER AND WAIVES ANY CLAIM IN TORT, CONTRACT OR OTHERWISE AGAINST LENDER'S ATTORNEY WHICH MAY ARISE OUT OF SUCH ISSUANCE OF A WRIT FOR A PREJUDGMENT REMEDY WITHOUT COURT ORDER.  BORROWER ACKNOWLEDGES AND STIPULATES THAT SUCH WAIVER AND AUTHORIZATION GRANTED ABOVE ARE MADE KNOWINGLY AND FREELY AND AFTER FULL CONSULTATION WITH COUNSEL.  SPECIFICALLY, BORROWER RECOGNIZES AND UNDERSTANDS THAT THE EXERCISE OF LENDER'S RIGHTS DESCRIBED ABOVE MAY RESULT IN THE ATTACHMENT OF OR LEVY AGAINST BORROWER'S PROPERTY, AND SUCH WRIT FOR A PREJUDGMENT REMEDY WILL NOT HAVE THE PRIOR WRITTEN APPROVAL OR SCRUTINY OF A COURT OF LAW OR OTHER JUDICIAL OFFICER AND BORROWER WILL NOT HAVE THE RIGHT TO ANY NOTICE OR PRIOR HEARING WHERE BORROWER MIGHT CONTEST SUCH A PROCEDURE.  THE INTENT OF BORROWER IS TO GRANT TO LENDER FOR GOOD AND VALUABLE CONSIDERATION THE RIGHT TO OBTAIN SUCH A PREJUDGMENT REMEDY AND TO EXPRESS ITS BELIEF THAT ANY SUCH PREJUDGMENT REMEDY OBTAINED IS VALID AND CONSTITUTIONAL UNLESS A COURT OF COMPETENT JURISDICTION SHOULD DETERMINE OTHERWISE.  FURTHER, TO THE EXTENT ALLOWED UNDER APPLICABLE LAW, BORROWER HEREBY WAIVES DEMAND, PRESENTMENT FOR PAYMENT, PROTEST, NOTICE OF PROTEST, NOTICE OF DISHONOR, DILIGENCE IN COLLECTION, NOTICE OF NONPAYMENT OF THIS AGREEMENT AND ANY NOTE AND ANY AND ALL NOTICES OF A LIKE NATURE.  FURTHER BORROWER WAIVES ALL RIGHTS TO REQUEST THAT LENDER POST A BOND, WITH OR WITHOUT SURETY, TO PROTECT THE BORROWER AGAINST DAMAGES THAT MAY BE CAUSED BY ANY SUCH REMEDY OR REMEDIES.

Section 10.8                      Entire Agreement; Severability of Provisions.

(a)           This Agreement and the other Loan Documents collectively constitute the entire agreement and understanding between the parties hereto relating to the transactions contemplated by this Agreement and supersede any and all contemporaneous and prior agreements, representations, arrangements and understandings (written or oral, express or implied) relating to the subject matter hereof.

(b)           If any term or provision of any of the Loan Documents or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions thereof or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable.

Section 10.9                      Estoppel Certificates.  Within fifteen (15) days after Lender requests Borrower to do so (which request shall not be made more than once per year unless an Event of Default shall have occurred and be continuing), Borrower shall cause its chief financial or accounting officer to duly execute and deliver to Lender a statement certifying (a) that this Agreement, the Revolving Note, and the other Loan Documents are in full force and effect and have not been modified except as described in said statement, (b) the date to which interest on the Revolving Note has been paid, (c) the unpaid principal balance of the Revolving Note, as the case may be, (d) whether to Borrower's knowledge an Event of Default has occurred and is continuing, and if so, describing in reasonable detail each such Event of Default of which they have knowledge, (e) whether to its knowledge Borrower has any defense, setoff, or counterclaim to the payment or performance of any of its obligations in accordance with the respective terms of this Agreement, the Revolving Note, and the other Loan Documents, as the case may be, and, if so, describing each defense, setoff, or counterclaim of which they have knowledge in reasonable detail (including where applicable the amount thereof), and (f) as to any other matter reasonably requested by Lender.

Section 10.10                                Waiver of Jury Trial and Consequential Damages.

(a)           EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (1) ARISING UNDER THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF IT TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

(b)           NONE OF LENDER, BORROWER, OR ANY AGENT OR ATTORNEY OF ANY OF THEM SHALL BE LIABLE TO ANY OF THE OTHERS FOR CONSEQUENTIAL DAMAGES ARISING FROM ANY BREACH OF CONTRACT, TORT, OR OTHER WRONG RELATING TO THE ESTABLISHMENT, ADMINISTRATION, OR COLLECTION OF THE OBLIGATIONS RELATING IN ANY WAY TO THIS AGREEMENT, THE REVOLVING NOTE, OR ANY OF THE OTHER LOAN DOCUMENTS, OR THE ACTION OR INACTION OF ANY OF SUCH PERSONS UNDER ANY ONE OR MORE HEREOF OR THEREOF.

(c)           IN THE EVENT LENDER SEEKS TO TAKE POSSESSION OF ANY OR ALL OF THE COLLATERAL OR THE PROPERTY BY COURT PROCESS OR OTHER METHOD AVAILABLE UNDER THE LAW, BORROWER IRREVOCABLY WAIVES ANY BOND AND ANY SURETY OR SECURITY RELATING THERETO REQUIRED BY ANY STATUTE, COURT RULE OR OTHERWISE AS AN INCIDENT TO SUCH POSSESSION, AND WAIVES ANY DEMAND FOR POSSESSION PRIOR TO THE COMMENCEMENT OF ANY SUIT OR ACTION TO RECOVER WITH RESPECT THERETO.

Section 10.11                                Replacement of a Note.  Upon receipt by Borrower of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction, or mutilation of the Revolving Note and (a) in the case of loss, theft, or destruction, of indemnity reasonably satisfactory and furnished without cost to Borrower (provided, that if the holder of such Revolving Note is Lender or a bank, insurance company, or other institutional lender, its own unsecured agreement of indemnity shall be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, Borrower will execute and deliver in lieu thereof a replacement note of like tenor.

Section 10.12                                Survival of Representations and Warranties.  All representations, warranties, and covenants made by Borrower in this Agreement or any of the other Loan Documents or in any certificate or other writing delivered by it or on its behalf thereunder shall be considered to have been relied upon by Lender and shall survive the delivery of this Agreement and the other Loan Documents.  All statements in any such certificate or other writing shall constitute representations and warranties of Borrower hereunder.

Section 10.13                                Further Assurances.  Borrower from time to time shall execute and deliver to Lender such additional documents and will provide such additional information as Lender may reasonably require to carry out the terms of this Agreement.

Section 10.14                                Construction.  Each covenant contained in Articles 5, 6 and 7 of this Agreement shall be construed (absent an express contrary provision therein) as being independent of each other covenant contained herein, and compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.

Section 10.15                                Captions.  Article and Section titles in the Loan Documents are included for convenience only and do not define, limit, or describe the scope of the provisions thereof.

Section 10.16                                Counterparts.  This Agreement may be executed and delivered in any number of counterparts.  Each counterpart shall constitute an original, but all counterparts together shall constitute but one and the same agreement.

Section 10.17  Confidentiality.  Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, funding sources, attorneys, accountants, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential on the same terms as provided herein), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) with the written consent of the Borrower, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Lender or any of its Affiliates on a non confidential basis from a source other than Borrower; provided, however, that in the case of any disclosure pursuant to clause (c) above, Lender agrees to give Borrower, to the extent practicable and not otherwise prohibited by any such law, regulation, subpoena, order or decree of a court or similar legal process, prior notice of such disclosure (provided, however, Lender shall not incur any liability to Borrower for failing to provide Borrower with any such prior notice); provided, further, however, that Lender shall disclose only that portion of the confidential Information as is required to be disclosed, in its sole judgment, pursuant to any such law, regulation, subpoena, order or decree of a court or similar legal process.  Any such required disclosure shall not, in and of itself, change the status of the disclosed information as Information under the terms of this Agreement.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to Borrower or any Subsidiary thereof or their respective businesses, other than any such information that is available to Lender on a non-confidential basis prior to disclosure by Borrower or any Subsidiary thereof.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Lender hereof acknowledges that the Information may include material non-public information concerning the Borrower or a Subsidiary and it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or partners thereunto duly authorized, as of the date first above written.

BORROWER:

MICROFLUIDICS INTERNATIONAL CORPORATION

By:/s/ Peter F. Byczko
Peter F. Byczko
Its Vice President of Finance and Chief Accounting Officer
(Duly Authorized)

MICROFLUIDICS CORPORATION

By:/s/ Peter F. Byczko
Peter F. Byczko
Its Vice President of Finance and Chief Accounting Officer
(Duly Authorized)

LENDER:

WEBSTER BANK, NATIONAL ASSOCIATION

By:/s/ Peter Hicks
Peter Hicks
Its Vice President
(Duly Authorized)